EXHIBIT 32.1

STATEMENT OF CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER

UNDER 18 U.S.C. § 1350

We, Robert Huang, the chief executive officer of SYNNEX Corporation (the “Company”), and Thomas Alsborg, the chief financial officer of the Company, certify for the purposes of section 1350 of chapter 63 of title 18 of the United States Code that, to the best of our knowledge,

(i) the Annual Report of the Company on Form 10-K for the period ended November 30, 2007 (the “Report”), fully complies with the requirements of section 13(a) of the Securities Exchange Act of 1934, and

(ii) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: February 13, 2008

/s/ ROBERT HUANG
Robert Huang

/s/ THOMAS ALSBORG
Thomas Alsborg